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                                                                    EXHIBIT 99.3


FOR IMMEDIATE RELEASE                  CONTACT:
                                       Paul Spindler
                                       Executive Vice President
                                       Bristol Technology Systems, Inc.
                                       (714) 475-0800

                                       Maurice Johnson
                                       President and CEO
                                       CRI
                                       (606) 276-3914


          CRI, KENTUCKY-BASED SUBSIDIARY OF BRISTOL TECHNOLOGY SYSTEMS, TO ACQUIRE POINT-OF-SALE SYSTEMS DEALERS IN ILLINOIS, INDIANA



         LONDON, KY, April 14, 1996 - CRI, a subsidiary of Bristol Technology Systems, Inc. (BTEC:NASDAQ), with sales and service facilities in Kentucky and southern Ohio, today announced it is expanding its point-of-sale systems operations into Indiana and Illinois via two acquisitions.

         Maurice Johnson, president and chief executive officer, said CRI has executed a definitive agreement to acquire Electronic Business Machines, Inc.
(EBM), of Indianapolis, and that it has completed the purchase of Microdata, Inc., of Mount Vernon, Illinois. These two acquisitions "provide significant opportunities for CRI beyond the extension of our geographic market," Johnson said.

         He said EBM sells and services POS systems manufactured by Micros for restaurants, which represents a new market opportunity for CRI. In addition, Johnson explained that EBM has an operation in Louisville which, over time, will be combined with CRI's Louisville operation.

         Microdata, which specializes in sales and service of POS installations for supermarkets and quick serve food outlets, complements CRI's operations in that market segment, he added.

         Johnson said the operations of both EBM and Microdata will be consolidated under management of CRI, which has offices in four Kentucky cities and Dayton, Ohio. He said Mark Love, president and former owner of Microdata, is joining CRI's senior management team and that Floyd Shirrell, owner of EBM, has entered into a long term consulting agreement with CRI.

         Bristol Technology Systems operates POS systems dealerships and systems integration companies engaged in retail automation.
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         The CRI transactions brings to four the number of acquisitions announced by Bristol Technology Systems in the last two weeks.

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